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                                                                    EXHIBIT 99

                         DESCRIPTION OF CAPITAL STOCK
                                 (May 1, 1996)


          The authorized capital stock of Willamette Industries, Inc. (the "Company"), consists of 5,000,000 shares of cumulative preferred stock, $.50 par value ("Preferred Stock"), issuable in series, and 150,000,000 shares of common stock, $.50 par value ("Common Stock").

          The board of directors of the Company is authorized to divide the Preferred Stock into series and to determine the preferences, limitations and relative rights of each series. The board of directors has established a series of Preferred Stock designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"), comprising 500,000 shares of Preferred Stock. Subject to superior rights of any other outstanding Preferred Stock, each share of Series A Preferred Stock is entitled to receive, in preference to the Common Stock, quarterly cumulative dividends equal to 100 times the quarterly dividend paid with respect to each share of Common Stock, but not less than $1.00. Each share of Series A Preferred Stock is entitled to 100 votes on all matters submitted to a vote of the shareholders. In the event of liquidation of the Company, each share of Series A Preferred Stock is entitled to receive, in preference to the Common Stock, a liquidation payment of the greater of (i) $1.00 plus all accrued and unpaid dividends and distributions and (ii) an amount equal to 100 times the aggregate amount to be distributed per share of Common Stock. In the event of any merger or other transaction in which Common Stock is to be exchanged, each share of Series A Preferred Stock shall be entitled to receive 100 times the amount received per share of Common Stock. The rights of holders of the Series A Preferred Stock are subject to adjustment under certain circumstances to prevent dilution. Series A Preferred Stock is not redeemable.

          Shares of Common Stock and Series A Preferred Stock vote together as a single class on all corporate matters (except for certain matters affecting the Series A Preferred Stock or as otherwise required by law). Shares of Common Stock are entitled to one vote per share. Voting for directors is not cumulative. The board of directors is divided into three classes serving staggered three-year terms.

          Holders of Common Stock are entitled to dividends when, as, and if declared by the board of directors out of funds legally available therefor (subject to the rights of holders of any Preferred Stock). Common Stock is not convertible into any other class of security, is not entitled to the benefit of any sinking fund provision, and does not have any preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable. Upon liquidation of the Company, after payment or provision for all liabilities and payment of any preferential amount in respect of Preferred Stock, holders of Common Stock are entitled to receive liquidating distributions of any remaining assets on a pro rata basis.

          Article VI of the Company's articles of incorporation provides that certain business combinations involving the Company and any shareholder which, together with its affiliates, is the beneficial owner of 20 percent or more of the Company's outstanding shares of capital stock, require the affirmative vote of the holders of at least 80 percent of the outstanding shares of capital stock. The 80 percent voting requirement does not apply (i) in the case of a business combination which provides for conversion of Common Stock into cash, securities or property having a fair market value not less than the highest per-share price paid by such shareholder and its affiliates within one year prior to the date of the vote, (ii) if the vote is required by the statutory Business Combination Provisions discussed below or (iii) under certain circumstances, if the transaction is approved by the board of directors. The articles of incorporation also provide that directors of the Company may be removed at a meeting called expressly for that purpose by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of capital stock.

          The Company has distributed to holders of Common Stock rights to purchase shares of Series A Preferred Stock ("Rights") which are held on the basis of .5 Right for each share of Common Stock held. The Rights are not exercisable and are attached to and trade with shares of Common Stock until the earlier of (i) 10 days following a public announcement that a person or group has acquired beneficial ownership (as defined) of 20 percent or more of the outstanding Common Stock (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan, or a person who acquires shares in a tender offer sanctioned by the board of directors) and (ii) 10 business days following the commencement or announcement of certain offers to acquire beneficial ownership of 30 percent or more of the outstanding Common Stock. Upon such an event, the Rights will trade separately and will become exercisable. Until a Right is exercised, the holder thereof will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

          When the Rights first become exercisable, one Right will entitle the holder to buy from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $175. Upon acquisition of beneficial ownership of 20 percent or more of the outstanding Common Stock by a person or group described above, each Right will entitle the holder (other than such person or group) to buy from the Company for $175 shares of Common Stock having a market value of $350. If the Company is acquired in a business combination, or a majority of its assets is acquired, after a person or group described above acquires beneficial ownership of 20 percent or more of the outstanding Common Stock, each Right will thereafter entitle the holder (other than such person or group) to acquire for $175 shares of common stock of the acquiring or surviving person with a market value of $350. Following the occurrence of any of the events described in the preceding two sentences, any Rights that are or (under certain circumstances) were beneficially owned by any such person or group shall immediately become null and void. The purchase price for Series A Preferred Stock and the number of Series A Preferred Stock shares or other securities issuable upon exercise of Rights are subject to adjustment to prevent dilution.

          Outstanding Rights expire at the close of business on February 25, 2000. The Rights will also expire upon consummation of a business combination with a person who acquires shares of Common Stock in a tender offer sanctioned by the board of directors if shareholders receive the same consideration as was paid in the tender offer. Until the close of business on the tenth day following public announcement that a person or group described above has acquired beneficial ownership of 20 percent or more of the outstanding shares of Common Stock, the Rights may be redeemed, in whole but not in part, at the Company's election at a price of $.01 per right. After a person or group described above acquires beneficial ownership of 20 percent or more of the outstanding Common Stock, but before the person or group acquires beneficial ownership of 50 percent or more of the outstanding Common Stock, the Company may exchange some or all of the then outstanding Rights for one share of Common Stock per Right, subject to adjustment in certain circumstances.

          The Rights Agreement dated as of February 26, 1990, between the Company and First Interstate Bank of Oregon, N.A., as Rights Agent, specifies the terms of the Rights. Before the Rights become exercisable, the Company may amend the Rights Agreement in any manner without the approval of the holders of Common Stock and thereafter the Company may, subject to certain limitations, amend the Rights Agreement without the approval of the holders of Rights. The foregoing description of the Rights is subject to and qualified by reference to the Rights Agreement which is Exhibit 2 to the Company's registration statement on Form 8-A dated February 26, 1990, and which is incorporated herein by reference.

          The Company is subject to the Oregon Control Share Act (the
"Control Share Act"). The Control Share Act provides in essence that a person (an "Acquiring Person") who acquires voting stock in a transaction which results in its holding more than 20 percent, 33-1/3 percent or 50 percent of the total voting power of the Company (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the Acquiring Person and the Company's officers and inside directors. The term Acquiring Person is broadly defined to include persons acting as a group.

          An Acquiring Person may, but is not required to, submit to the Company an "Acquiring Person Statement" which delineates certain information about the Acquiring Person and its plans for acquiring the Company's stock and requests the Company to call a special meeting of shareholders to act on the question of its voting rights. If an Acquiring Person does not request a special meeting of shareholders, the matter shall be considered at the next annual or special meeting of shareholders otherwise held. If an Acquiring Person's control shares are accorded voting rights and its shares represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of voting rights will have the right to receive the appraised "fair value" for their shares, which may not be less than the highest price paid per share by the Acquiring Person for its shares in the Control Share Acquisition.

          The Company is also subject to provisions of the Oregon Business Corporation Act (the "Business Combination Provisions) which restrict the ability of an Oregon corporation to engage in any business combination with an interested shareholder ("Interested Shareholder"), as defined, for three years after the shareholder becomes an Interested Shareholder, with certain exceptions. An Interested Shareholder is defined to include a shareholder owning 15 percent or more of a corporation's stock. "Business combination" is defined to include any merger with, any transfer of assets to and certain transactions involving the issuance of shares to, the Interested Shareholder. A corporation may, however, engage in a business combination with an Interested Shareholder if (i) the corporation's board of directors approved the combination or the transaction by which the shareholder became an Interested Shareholder before the shareholder became an Interested Shareholder, (ii) the Interested Shareholder acquired at least 85 percent of the voting stock (excluding shares held by directors, officers, or certain employee share plans) when becoming an Interested Shareholder, or (iii) the board of directors and shareholders holding 66-2/3 percent of the voting stock not owned by the Interested Shareholder approve the business combination. A corporation's articles of incorporation may not require a greater vote of shareholders than that specified in the Business Combination Provisions for any vote required by the Business Combination Provisions.